Exhibit 99.1

5300 Town and Country Blvd., Suite 500
Frisco, Texas 75034
Telephone: (972) 668-8800
Contact: Roland O. Burns
Sr. Vice President and Chief Financial Officer
Web Site: www.comstockresources.com

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES, INC. REPORTS
SECOND QUARTER 2008 FINANCIAL AND OPERATING RESULTS

FRISCO, TEXAS, August 4, 2008 – Comstock Resources, Inc. ("Comstock" or the "Company") (NYSE: CRK) today reported financial and operating results for the quarter and six months ended June 30, 2008.  In the second quarter of 2008, Comstock began reflecting its offshore operations, which are held by Bois d'Arc Energy, Inc. ("Bois d'Arc Energy") (NYSE: BDE) as discontinued operations due to the expected closing of the merger between Bois d'Arc Energy and Stone Energy Corporation ("Stone") (NYSE: SGY) in the third quarter of 2008.  The Company's financial results for prior periods have also been adjusted to present the offshore properties of Bois d'Arc Energy as discontinued operations.

Financial Results for the Three Months and Six Months Ended June 30, 2008

Comstock reported record high net income of $82.6 million or $1.81 per diluted share for the three months ended June 30, 2008 as compared to 2007's second quarter net income of $18.2 million or $0.41 per diluted share.  Comstock's income from continuing operations was $70.4 million or $1.55 per diluted share as compared to income from continuing operations of $13.0 million or $0.29 per diluted share for the second quarter of last year.

Second quarter operating results reflect strong market prices for oil and natural gas combined with strong production growth from Comstock's onshore operations.  Comstock's production from its continuing onshore operations in the second quarter of 2008 increased 42% to 15.3 billion cubic feet equivalent of natural gas ("Bcfe") as compared to production of 10.7 Bcfe in the second quarter of 2007.  The second quarter average daily production rate of 168 million cubic feet of natural gas equivalent ("Mmcfe") also increased 5% from the first quarter 2008 production rate of 160 Mmcfe per day.  Comstock's realized oil prices in the second quarter of 2008 averaged $105.16 per barrel, 87% higher than the $56.10 per barrel in 2007's second quarter.  Oil prices in the second quarter of 2008 also improved from the $81.49 per barrel realized during the first quarter of 2008.  Natural gas prices realized in the second quarter of 2008 averaged $10.51 per Mcf, 41% higher than the $7.47 per Mcf for 2007.  Natural gas prices in the second quarter of 2008 were also 28% higher than the $8.22 per Mcf realized during the first quarter of 2008.  The 42% production increase and higher commodity prices caused second quarter 2008's oil and gas sales to increase 107% to $172.0 million from 2007's second quarter sales of $83.2 million.  Operating cash flow from continuing operations (before changes in working capital accounts) generated by Comstock in 2008's second quarter of $134.3 million increased 147% over 2007's second quarter cash flow of $54.3 million.  EBITDAX, or earnings before interest, taxes, depreciation, depletion, amortization, exploration expense and other noncash expenses from continuing operations, increased 131% to $145.0 million in 2008's second quarter over 2007's second quarter EBITDAX from continuing operations of $62.8 million.

Comstock reported net income of $123.7 million or $2.72 per diluted share for the six months ended June 30, 2008 as compared to 2007's net income of $30.8 million or 69¢ per diluted share.  Income from continuing operations was $99.8 million or $2.21 per diluted share as compared to income from continuing operations of $22.4 million or $0.51 per diluted share for the same period in 2007.

Financial results for the first half of 2008 also reflect higher oil and natural gas prices and the Company's strong production growth in 2008.  Comstock's continuing onshore production in the first six months of 2008 increased 43% to 29.9 Bcfe as compared to production of 20.9 Bcfe in the first six months of 2007.  Realized oil prices in the first six months of 2008 averaged $93.92 per barrel, 80% higher than the $52.10 per barrel realized in 2007.  Natural gas prices in the first six months of 2008 averaged $9.39 per Mcf, or 32% higher than the $7.09 per Mcf realized in 2007.  Oil and gas sales of $299.7 million for the first six months of 2008 increased 96% from 2007's first six months sales of $153.0 million.  Operating cash flow (before changes in working capital accounts) generated by Comstock's continuing operations in 2008's first six months of $225.8 million increased 126% from 2007's first six months cash flow from continuing operations of $99.8 million.  EBITDAX from continuing operations was $248.2 million in 2008's first six months, a 115% increase over 2007's first six months EBITDAX from continuing operations of $115.2 million.

The Company's income attributable to the discontinued offshore operations of Bois d'Arc Energy of $12.2 million or 26¢ per diluted share increased in the second quarter of 2008 as compared to $5.2 million (12¢ per diluted share) in the second quarter of 2007.  For the six months ended June 30, 2008, Bois d'Arc Energy contributed $23.9 million or 51¢ per diluted share to net income as compared to $8.4 million or 18¢ per diluted share for the same period in 2007.

The offshore operations of Bois d'Arc Energy are reflected as discontinued operations due to the pending merger of Bois d'Arc Energy pursuant to which Stone will acquire Bois d'Arc Energy.  Under the terms of the merger agreement, the Bois d'Arc Energy shareholders, including Comstock, will receive $13.65 in cash and 0.165 shares of Stone common stock for each share of Bois d'Arc Energy.  Comstock will receive $440 million in cash and 5,317,069 shares of the common stock of Stone for its stake in Bois d'Arc Energy.  Completion of the transaction is subject to approval by the Bois d'Arc Energy and Stone stockholders at special meetings of their respective stockholders to be held on August 27, 2008.  Comstock has entered into a stockholder agreement with Stone in which it has agreed to vote in favor of the merger.

The 2008 second quarter and six months financial results also include a $21.4 million gain ($13.9 million after tax or 31¢ per share) on the previously announced sales of properties in East and South Texas for $122.0 million which closed in June 2008.  The estimated proved reserves attributable to the sold properties is 44.3 Bcfe.  Production in the first half of 2008 attributable to Comstock's interest in these properties averaged 8.4 MMcfe per day.

Comstock also announced today that it has accepted offers whereby it intends to sell certain properties in its South Texas operating region for $16.4 million.  The properties include Comstock's interests in the East White Point and Markham fields in South Texas.  The sales are expected to close in August 2008.  The estimated proved reserves attributable to the properties being sold are 15.3 Bcfe.  Production in the first half of 2008 attributable to Comstock's interest in these properties was 0.9 MMcfe per day.  Comstock expects to realize an after tax gain of $3.9 million on these sales.

Six Months 2008 Onshore Drilling Results

Comstock also announced the results of its 2008 onshore drilling program.  In the first six months of 2008 Comstock drilled 62 wells (37.0 net).  Sixty-one (36.5 net) of the wells drilled were successful and one (.5 net) was a dry hole.

Comstock drilled 52 successful wells (30.5 net) in its East Texas and North Louisiana region which have been tested at an average per well initial production rate of 2.6 Mmcfe per day.  Wells drilled in the first half of 2008 include 19 wells (5.9 net) drilled in the Hico Knowles – Terryville area of North Louisiana.  Seventeen of these wells have been completed and had initial production rates which have averaged 4.0 MMcfe per day.  Comstock has also drilled 20 wells (17.8 net) in its Logansport field in North Louisiana.  Sixteen of these wells have been completed with initial production rates which averaged 1.2 MMcfe per day.  Comstock had ten wells in progress in this region at June 30, 2008.

Comstock has also drilled two successful horizontal Cotton Valley wells in its Waskom field in Harrison County, Texas in the second quarter.  The Swift #13-H well was drilled to a total vertical depth of 9,540 feet with a 2,947 foot horizontal leg drilled in Taylor Cotton Valley sands.  This well was successfully completed with a seven stage frac and was tested at an initial production rate of 8.0 million cubic feet of natural gas per day with flowing casing pressure of 850 pounds per square inch.  Comstock has a 49% working interest in this well.  The Bogue #A-4-H well was drilled to a total vertical depth of 9,600 feet with a 2,850 foot horizontal leg drilled in Taylor Cotton Valley sands.  This well was successfully completed with a seven stage frac and was tested at an initial production rate of 10.1 million cubic feet of natural gas per day with flowing casing pressure of 1,150 pounds per quarter inch.  Comstock has a 94% working interest in this well.

In South Texas, Comstock drilled six successful development wells (5.3 net) and two (.9 net) exploratory wells, one (.4 net) of which was successful, during the first six months of 2008.  The successful wells had an average per well initial production rate of 3.8 Mmcfe per day.  Two of the successful wells were in the Las Hermanitas field in Duval County, Texas, three were in the Javelina Field in Hidalgo County, one was in the Ball Ranch field, and one was in the Lorenz Ranch field.  Comstock had two wells in progress in this region on June 30, 2008.

Comstock also had two (.3 net) successful wells drilled in the San Juan Basin in the first half of this year.

Comstock spent $145.9 million during the first six months of 2008 for its acquisition, exploration and development activities related to its continuing onshore operations, consisting of $21.5 million for lease acquisition, $121.7 million for development drilling and other development activity and $2.7 million for exploratory drilling.

Comstock announced today that it plans to increase its 2008 budget for its onshore drilling program to $410 million as compared to the Company's original budget for 2008 of $278 million.  The increase is primarily attributable to increased spending in its East Texas and North Louisiana region on acreage acquisitions and anticipated drilling related to the Company's Haynesville shale program.  Comstock's 2008 onshore drilling program now includes 133 (78.6 net) wells.  Capital spending in the Company's East Texas/North Louisiana operating region is forecasted to be $292 million, which includes 101 total wells (60.8 net).  Nine of these wells will be horizontal wells.  Comstock also expects to spend $111 million in its South Texas operating region, to drill 24 wells (16.4 net).  The remaining $7 million will be spent on Comstock's other onshore regions.

Comstock also announced that it estimates that it now has 80,593 (65,802 net) acres that are prospective for Haynesville shale development and commenced drilling its first Haynesville shale horizontal well in its Toledo North field.  Comstock has an 88% working interest in the BSMC LA 7 HZ #1 well which is expected to be drilled to a vertical depth of 11,400 feet with a completed lateral length of 4,000 feet.

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein.  Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is a growing independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Texas and Louisiana.  The Company's stock is traded on the New York Stock Exchange under the symbol CRK.

COMSTOCK RESOURCES, INC.
OPERATING RESULTS
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007

Revenues:
Oil and gas sales	$172,022	$83,160	$299,743	$153,007
Gain on sale of assets	21,444	—	21,204	—

Operating expenses:
Oil and gas operating	23,362	17,624	44,564	31,679
Exploration	—	1,878	2,238	2,276
Depreciation, depletion and amortization	44,422	30,248	85,927	57,608
General and administrative	6,922	5,588	13,086	11,838

Total operating expenses	74,706	55,338	145,815	103,401

Operating income from continuing operations	118,760	27,822	175,132	49,606

Other income (expenses):
Other income	205	197	366	388
Interest income	36	39	58	77
Interest expense	(8,546)	(7,775)	(18,497)	(14,060)

Total other income (expenses)	(8,305)	(7,539)	(18,073)	(13,595)

Income from continuing operations before income taxes	110,455	20,283	157,059	36,011
Provision for income taxes	(40,027)	(7,312)	(57,299)	(13,641)

Income from continuing operations	70,428	12,971	99,830	22,370

Income from discontinued operations after income taxes and minority interest	12,199	5,246	23,892	8,405
Net income	$82,627	$18,217	$123,722	$30,775

Basic net income per share:
Continuing operations	$1.59	$0.30	$2.25	$0.52
Discontinued operations	0.28	0.12	0.54	0.19
	$1.87	$0.42	$2.79	$0.71
Diluted net income per share:
Continuing operations	$1.55	$0.29	$2.21	$0.51
Discontinued operations	0.26	0.12	0.51	0.18
	$1.81	$0.41	$2.72	$0.69
Weighted average shares outstanding:
Basic	44,287	43,374	44,296	43,369
Diluted	45,373	44,361	45,246	44,300

COMSTOCK RESOURCES, INC.
OPERATING RESULTS
(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007

Cash flow from continuing operations:
Net cash provided by continuing operating activities	$146,373	$69,782	$200,730	$117,071
Excess tax benefit from stock-based compensation	7,962	434	8,632	600
Increase in accounts receivable	9,651	6,379	25,316	10,839
Increase (decrease) in other current assets	1,017	860	1,175	(57)
Decrease in accounts payable and accrued expenses	(30,725)	(23,187)	(10,078)	(28,687)
Cash flow from continuing operations	$134,278	$54,268	$225,775	$99,766

EBITDAX:
Income from continuing operations	$70,428	$12,971	$99,830	$22,370
Gain on sale of assets	(21,444)	—	(21,204)	—
Interest expense	8,546	7,775	18,497	14,060
Income tax expense	40,027	7,312	57,229	13,641
Depreciation, depletion and amortization	44,422	30,248	85,927	57,608
Stock-based compensation	3,038	2,607	5,716	5,261
Exploration expense	—	1,878	2,238	2,276
EBITDAX from continuing operations	$145,017	$62,791	$248,233	$115,216

	As of June 30,
	2008	2007

Balance Sheet Data:
Cash and cash equivalents	$8,709	$27,167
Other current assets	89,266	51,596
Property and equipment, net	1,276,184	1,061,242
Assets of discontinued operations	1,031,982	977,319
Other	3,554	4,317
Total assets	$2,409,695	$2,121,641

Accounts payable and accrued expenses	$96,608	$108,476
Deferred unrealized hedging losses	40,080	—
Long-term debt	495,000	469,000
Deferred income taxes	132,198	85,178
Asset retirement obligation	7,555	9,474
Liabilities and minority interest of discontinued operations	746,081	730,176
Stockholders' equity	892,173	719,337
Total liabilities and stockholders' equity	$2,409,695	$2,121,641

COMSTOCK RESOURCES, INC.
REGIONAL OPERATING RESULTS
(In thousands, except per unit amounts)

	For the Three Months Ended June 30, 2008				For the Three Months Ended June 30, 2007
	East Texas/				East Texas/
	North	South			North	South
	Louisiana	Texas	Other	Total	Louisiana	Texas	Other	Total
Oil production (thousand barrels)	84	58	126	268	39	54	162	255
Gas production (million cubic feet – Mmcf)	7,227	5,840	615	13,682	6,072	2,423	720	9,215
Total production (Mmcfe)	7,732	6,190	1,370	15,292	6,305	2,744	1,697	10,746

Oil sales	$9,625	$6,988	$11,613	$28,226	$2,398	$3,343	$8,570	$14,311
Gas sales	78,746	62,840	6,594	148,180	44,490	19,290	5,069	68,849
Gas hedging losses	—	(4,384)	—	(4,384)	—	—	—	—
Total gas sales	78,746	58,456	6,594	143,796	44,490	19,290	5,069	68,849
Total oil and gas sales	$88,371	$65,444	$18,207	$172,022	$46,888	$22,633	$13,639	$83,160

Average oil price (per barrel)	$114.58	$120.48	$92.17	$105.16	$61.49	$61.91	$52.90	$56.10
Average gas price (per thousand cubic feet – Mcf)	$10.90	$10.76	$10.72	$10.83	$7.33	$7.96	$7.04	$7.47
Average gas price including hedging (per Mcf)	$10.90	$10.01	$10.72	$10.51	$7.33	$7.96	$7.04	$7.47
Average price (per Mcf equivalent)	$11.43	$11.28	$13.29	$11.54	$7.44	$8.25	$8.04	$7.74
Average price including hedging (per Mcf equivalent)	$11.43	$10.57	$13.29	$11.25	$7.44	$8.25	$8.04	$7.74
Lifting cost(1)	$9,879	$8,032	$5,451	$23,362 (1)	$8,311	$4,462	$4,851	$17,624	(1)
Lifting cost (per Mcf equivalent)	$1.28	$1.30	$3.98	$1.53	$1.32	$1.63	$2.86	$1.64

Oil and Gas Capital Expenditures:
Acquisitions	$—	$—	$—	$—	$—	$31,892	$—	$31,892
Leasehold costs	17,146	282	12	17,440	137	621	442	1,200
Exploratory drilling	—	1	228	229	—	3,133	1,759	4,892
Development drilling	43,186	14,861	157	58,204	56,387	15,810	5,932	78,129
Other development	355	6,319	1,265	7,939	772	503	496	1,771
Total	$60,687	$21,463	$1,662	$83,812	$57,296	$51,959	$8,629	$117,884

(1) Includes production taxes of $6,545 and $3,943 for the three months ended June 30, 2008 and 2007, respectively.

COMSTOCK RESOURCES, INC.
REGIONAL OPERATING RESULTS
(In thousands, except per unit amounts)

	For the Six Months Ended June 30, 2008				For the Six Months Ended June 30, 2007
	East Texas/				East Texas/
	North	South			North	South
	Louisiana	Texas	Other	Total	Louisiana	Texas	Other	Total
Oil production (thousand barrels)	131	104	276	511	85	107	314	506
Gas production (million cubic feet – Mmcf)	13,954	11,470	1,388	26,812	11,453	5,000	1,397	17,850
Total production (Mmcfe)	14,740	12,097	3,041	29,878	11,962	5,640	3,284	20,886

Oil sales	$14,049	$11,508	$22,441	$47,998	$4,890	$6,301	$15,174	$26,365
Gas sales	134,477	108,975	12,921	256,373	79,991	37,391	9,260	126,642
Gas hedging losses	—	(4,628)	—	(4,628)	—	—	—	—
Total gas sales	134,477	104,347	12,921	251,745	79,991	37,391	9,260	126,642
Total oil and gas sales	$148,526	$115,855	$35,362	$299,743	$84,881	$43,692	$24,434	$153,007

Average oil price (per barrel)	$107.24	$110.65	$81.31	$93.92	$57.53	$58.89	$48.32	$52.10
Average gas price (per thousand cubic feet – Mcf)	$9.64	$9.50	$9.31	$9.56	$6.98	$7.48	$6.63	$7.09
Average gas price including hedging (per Mcf)	$9.64	$9.10	$9.31	$9.39	$6.98	$7.48	$6.63	$7.09
Average price (per Mcf equivalent)	$10.08	$9.96	$11.63	$10.19	$7.10	$7.75	$7.44	$7.33
Average price including hedging (per Mcf equivalent)	$10.08	$9.58	$11.63	$10.03	$7.10	$7.75	$7.44	$7.33
Lifting cost(2)	$18,648	$15,088	$10,828	$44,564 (2)	$14,995	$7,784	$8,900	$31,679	(2)
Lifting cost (per Mcf equivalent)	$1.27	$1.25	$3.56	$1.49	$1.25	$1.38	$2.71	$1.52

Oil and Gas Capital Expenditures:
Acquisitions	$—	$—	$—	$—	$—	$31,965	$—	$31,965
Leasehold costs	20,007	1,406	61	21,474	535	1,364	2,842	4,741
Exploratory drilling	—	2,357	351	2,708	—	5,388	2,201	7,589
Development drilling	82,559	26,264	1,546	110,369	111,094	27,487	15,941	154,522
Other development	1,285	7,036	2,981	11,302	1,014	986	1,318	3,318
Total	$103,851	$37,063	$4,939	$145,853	$112,643	$67,190	$22,302	$202,135

(2) Includes production taxes of $12,779 and $6,502 for the six months ended June 30, 2008 and 2007, respectively.